UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2008

Shire Limited
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(Exact name of registrant as specified in its charter)

Jersey
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(State or other jurisdiction of incorporation)

0-29630                                                  98-0484822
(Commission File Number)                (IRS Employer Identification No.)

Hampshire International Business Park, Chineham, Basingstoke,
Hampshire RG24 8EP England
________________________________________________________________________________
(Address of principal executive offices)                              (Zip code)

Registrant's telephone number, including area code               44 1256 894 000

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.f13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On July 3, 2008, Maia Elfte Vermögensverwaltungs GmbH (“Bidder”), a German indirect subsidiary of Shire Limited, a public company limited by shares incorporated under the laws of Jersey (“Shire”), and Jerini AG, a publicly-listed German company (“Jerini”), entered into an Business Combination Agreement (the “Business Combination Agreement”), pursuant to which Shire agreed to acquire Jerini by means of a voluntary public offer in Germany by Bidder  to the shareholders of Jerini to purchase all the outstanding shares of Jerini for an aggregate cash consideration of approximately €328 million (the “Offer”).

The following is a brief description of certain terms and conditions of the Business Combination Agreement.

The Bidder has agreed to offer €6.25 per share (the “Shares”) for all outstanding Jerini shares (subject to increases of such consideration until the Offer will be completed either on a voluntary basis or pursuant to applicable law) (the “Offer Consideration”).  In addition, the Bidder has agreed to subscribe immediately for 5,229,747 newly-issued Jerini shares at a subscription price of €4.00 per share, or approximately €21 million in aggregate.

The Offer will be conditioned upon, among other things, merger control clearances under the applicable merger control rules of Germany and the United States, and Jerini’s icatibant receiving marketing authorization from the European Medicines Agency Commission and such authorization not having been withdrawn or suspended.  If and when Bidder holds at least 95% of the share capital of Jerini, Bidder has agreed to consider, at its sole discretion, a mandatory buy-out of the remaining shareholders by way of a squeeze-out or by applying for a court order pursuant to applicable law.

The Bidder intends to publish the German offer document relating to the Offer in accordance with the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WPÜG) without undue delay after approval of the offer document by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht).  The initial time period for acceptance of the Offer will not exceed 6 weeks, subject to any extensions required by applicable law.

After execution of the Business Combination Agreement and until the earlier of the expiration of the extended acceptance period, if any, or the termination or withdrawal of the Offer, Jerini has agreed, subject to applicable law, not to solicit, directly or indirectly, competing offers.  Subject to certain customary exceptions, Jerini’s management board has agreed to recommend acceptance of the Offer to the Jerini shareholders.

The Business Combination Agreement contains certain termination rights for each of Bidder and Jerini.

Prior to the execution of the Business Combination Agreement, certain shareholders of Jerini executed sale and purchase agreements, which are conditional on merger clearances and receipt of icatibant market authorization as described above, in respect of all company shares held by them, and certain members of the Jerini management board and supervisory board also entered into sale and purchase agreements, which are conditional on merger clearances and receipt of icatibant market authorization as described above, in respect of all the company shares held respectively by such persons.  At the time of the execution of the Business Combination Agreement, these purchase agreements commit 53% of Jerini’s existing share capital (prior to the capital increase described above).

The foregoing description of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

               The Business Combination Agreement governs the contractual rights between the parties in relation to the Offer and Business Combination. The Business Combination Agreement has been filed as an exhibit to this Form 8-K to provide investors with information regarding the terms of the Business Combination Agreement and is not intended to modify or supplement any factual disclosures about Shire or Jerini or in Shire’s public reports filed with the Securities and Exchange Commission.

Item 8.01 Other Events

Shire Limited has issued the press release attached hereto as Exhibit 99.01 which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

2.1	Business Combination Agreement dated as of July 3, 2008 between Maia Elfte Vermögensverwaltungs GmbH and Jerini AG.

99.01	Press Release issued by Shire Limited dated July 3, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant  has duly caused  this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIRE LIMITED
By:	/s/ A C Russell
Name: Angus Russell
Title: Chief Executive Officer

Dated: July 10, 2008